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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of Smith International, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations,") and to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Smith International, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas
August 18, 2005